As filed with the Securities and Exchange Commission on August ___, 1999

                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                          INTERNATIONAL FIBERCOM, INC.
             (Exact name of Registrant as specified in its charter)

            ARIZONA                                             8-0271282
-------------------------------                           ----------------------
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)

                         3410 EAST UNIVERSITY, SUITE 180
                             PHOENIX, ARIZONA 85034
                                 (602) 941-1900
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               MR. JOSEPH P. KEALY
                          INTERNATIONAL FIBERCOM, INC.
                         3410 EAST UNIVERSITY, SUITE 180
                             PHOENIX, ARIZONA 85034
                                 (602) 941-1900
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of service)

                                   ----------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                           CHRISTIAN J. HOFFMANN, III
                               STREICH LANG, P.A.
                             2 NORTH CENTRAL AVENUE
                           PHOENIX, ARIZONA 85004-2391
                                 (602) 229-5200

                                   ----------

APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF      AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
SECURITY TO BE REGISTERED    REGISTERED(1)  OFFERING PRICE PER UNIT(2)  AGGREGATE OFFERING PRICE(2)  REGISTRATION FEE
-------------------------    -------------  --------------------------  ---------------------------  ----------------
Common Stock, no par value     2,098,944             $7.375                    $15,479,712                $4,691

(1) In the event of a stock split stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)  Estimated for purposes of calculating the amount of registration fee only.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                          INTERNATIONAL FIBERCOM, INC.

                 2,098,944 SHARES OF COMMON STOCK, NO PAR VALUE

                                   ----------

     This prospectus is part of a registration statement that covers 2,098,944 shares of our common stock. These shares may be offered and sold from time to time by the selling shareholders ("Selling Shareholders"). We will not receive any of the proceeds from the sale.

     Our common stock is traded on the NASDAQ National Market under the Symbol "IFCI." On August 24, 1999, the average of the high and low prices of the common stock on the NASDAQ National Market was $7.375 per share.

     Unless the context indicates otherwise, all references to "we," "our," the "Company" or "IFC" refer to International FiberCom, Inc. and its subsidiaries. Our principal executive offices are located at 3410 East University, Suite 180, Phoenix, Arizona 85034. Our telephone number is (602) 941-1900.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS
                  RELATED TO AN INVESTMENT IN THE COMMON STOCK.

                                   ----------

                The date of this Prospectus is August _____, 1999

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION............................................3

THE COMPANY....................................................................4

RISK FACTORS...................................................................5

USE OF PROCEEDS...............................................................12

SELLING SHAREHOLDERS..........................................................13

PLAN OF DISTRIBUTION..........................................................14

LEGAL MATTERS.................................................................15

EXPERTS.......................................................................15

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the Selling Shareholders sell all of their shares.

     *    Annual  Report on Form 10-KSB for the fiscal year ended  December  31,
          1998;

     * Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

     * The description of our common stock that is contained in the Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A, dated August 9, 1994, as amended from time to time.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

                         Secretary
                         International FiberCom, Inc.
                         3410 East University, Suite 180
                         Phoenix, Arizona 85034
                         (602) 941-1900

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents.

                                   THE COMPANY

     We offer a wide variety of services and equipment to the telecommunications, cable television and other related industries through twelve wholly-owned subsidiaries. Our subsidiaries are divided into five principal business segments:

INFRASTRUCTURE DEVELOPMENT

Our Construction Services segment designs, installs and maintains fiber-optic cable networks for cable television and telephone companies, also known as "outside plant development." We have three subsidiaries in this segment:

*    Kleven Communications, Inc. ("Kleven")

*    Kleven Communications - CA, Inc. ("Kleven-CA")

*    All Star Telecom, Inc. ("All Star")

SYSTEMS INTEGRATION

Our Systems Integration segment designs, installs and maintains structured cable systems, network hardware, software, workstations and related peripherals, primarily within commercial, industrial and government facilities. We have one subsidiary in this segment:

*    Concepts in Communications, Inc. ("Concepts")

*    BlueRidge Solutions, Inc. ("BlueRidge")

*    Washington Data Systems, Inc. ("WDS")

ENGINEERING

Our Engineering segment specializes in the design of fiber-optic video, voice and data networks for cable television and telephone companies. This segment also provides project management, construction management, consulting services and staffing. We have three subsidiaries in this segment:

*    Compass Communications, Inc. ("Compass")

*    IFC Staffing, Inc. ("IFC Staffing")

EQUIPMENT DISTRIBUTION

Our Equipment Distribution segment subsidiaries purchase, sell and deal in new and used telecommunications equipment used in the digital access, switching and transport systems of telephone companies and other Fortune 500 companies. We have three subsidiaries in this segment:

*    Southern Communications Products, Inc. ("Southern")

*    Diversitec, Inc. ("Diversitec")

*    United Tech, Inc. ("United Tech")

WIRELESS

Our Wireless segment manufacturers and installs specialized wireless telecommunications equipment used to enhance radio frequency transmission and reception in tunnels, subways and other confined environments. We have one subsidiary in this segment:

*    AeroComm, Inc. ("AeroComm")

     Our strategy is to be a one-stop solution for the telecommunications marketplace. This strategy involves offering a wide range of engineering, consulting and maintenance services for fiber-optic and broadband networks and systems integrated with local area network and wide area network expertise and capabilities. A local area network is a group of personal computers linked together in a building or campus to share programs, data, e-mail, peripherals and other resources. A wide area network is a network that covers a large geographic area, such as a state or country.

                                  RISK FACTORS

     INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE RISKS AND INVESTMENT CONSIDERATIONS DISCUSSED ELSEWHERE IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF THE SHARES.

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

RISKS OF OUR ACQUISITION STRATEGY

A key element of our growth to date and our strategy for the future is expansion through the acquisition of companies that have complementary businesses, that can utilize or enhance our existing capabilities and resources, that expand our geographic presence or that expand our existing range of services or products in the telecommunications or cable television industries. As a result, we continually evaluate potential acquisition opportunities, some of which may be large in size or more varied in scope compared to us. Although we are not currently a party to any agreement, understanding or arrangement regarding any material acquisition, we are always evaluating potential acquisition prospects.

- SPECIAL RISKS OF ACQUISITIONS

Growth through acquisition involves a number of special risks, some of which include:

*    the time associated with identifying and evaluating acquisition candidates;

* the diversion of management's attention by the need to integrate the operations and personnel of the acquired companies into our own business and corporate culture;

* the incorporation of acquired products or services into our products and services;

*    possible adverse short-term effects on our operating results;

*    the realization of acquired intangible assets; and

*    the loss of key employees of the acquired companies.

- COMPETITION FOR ACQUISITION CANDIDATES

In addition to these risks, we believe that we will see increased competition for attractive acquisition candidates in the future. This increased competition could increase the cost of acquisitions and reduce the number of attractive candidates. Because of this we cannot be sure that we will be able to find additional companies to acquire or finance the acquisition of any of their companies.

- RECENT ACQUISITIONS

We completed three acquisitions in 1997, six in 1998 and six to date in 1999. We may issue equity securities and other forms of consideration that could cause dilution to investors purchasing our common stock to accomplish future acquisitions.

- MANAGEMENT OF GROWTH/RECENT ACQUISITIONS

We are currently experiencing a period of rapid growth resulting from recent acquisitions and the internal expansion of our operations, both of which have placed significant demands on our resources. Our success in managing this growth will require us to continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. We have relied heavily upon the former management of each acquisition to provide a base of knowledge in the fields each one serves until our management gains sufficient experience. We have also retained, and are relying on, certain key employees in each acquired business.

- SUCCESSFUL ASSIMILATION OF ACQUIRED BUSINESSES IS NOT GUARANTEED

We cannot assure you that we will successfully assimilate our new acquisitions into our existing business operations. We can also give you no assurance that we will be successful in expanding the businesses of our new acquisitions, that new customers can be attracted as anticipated, or that there will be a continued demand, or any demand, for the services of our new acquisitions or their technologies, products or expertise in new and competitive markets.

- IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY IT COULD AFFECT OUR RESULTS

If our management is unable to manage growth effectively, to maintain the quality of our products and services and to retain key personnel, our business, financial condition and results of operations could be materially adversely affected.

DEPENDENCE ON THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES

Demand for the services of the companies in our Infrastructure Development segment, and therefore future increases in that segment's contribution to our revenues and net income, depends primarily on capital spending by cable television operators, telecommunications companies and others for constructing, rebuilding, maintaining or upgrading their cable systems. We expect future revenue increases in this segment to come primarily from upgrading, retrofitting, rebuilding and maintaining existing cable systems with fiber-optic and other cables, and from the sale of telecommunications equipment, rather than from constructing completely new systems.

The amount of capital spending by cable television operators and telecommunications companies and, therefore, our revenues and profitability, are affected by a variety of factors, including general economic conditions, access by cable operators to financing, government regulation of cable operators, demand for cable services and technological developments in the broadband communications industry. We cannot assure you that such capital spending will occur or occur at the level announced by the various telecommunications and cable television companies. Federal regulations rolling back rates for basic tier cable television services may have a negative impact on the capital spending plans of the cable television companies and thus have a material adverse effect on our business.

DEPENDENCE UPON KEY PERSONNEL

We are dependent on the services of Joseph P. Kealy and Terry W. Beiriger, our principal executive officers. We entered into a five-year employment agreement with each of these individuals, effective as of December 1995, and extended such contracts for two additional years. We have also entered into employment agreements with numerous "key" employees and consulting agreements with certain executives of acquired companies in order to provide managerial and operational experience.

We must compete with much larger companies that have significantly greater resources to attract and retain personnel. We cannot assure you that we will be successful in either attracting or retaining high quality personnel, or, if successful, that we can accomplish this on favorable terms. The loss of the services of Messrs. Kealy or Beiriger or any key personnel or our inability to attract other qualified employees could adversely affect our business and operations.

FEDERAL REGULATION

The regulatory environment within the telecommunications industry does not affect us directly; however, the impact of such environment on some of our large customers may, in turn, affect our business and results of operations. In 1996 Congress passed the 1996 Telecommunications Act which, as of 1999, repealed Federal Communication Commission rules regulating cable service rates, except for the "basic tier" of cable programming. It is difficult to predict the impact, if any, this legislation might have on the telecommunications industry in general or our business in particular.

STATE REGULATION

Our ability to pursue our business activities is regulated, directly or indirectly, by various agencies and departments of state governments. Licenses from public utilities commissions are frequently required prior to the commencement of services by us and our clients. There can be no assurance that we or our clients will be successful in our or their efforts to obtain necessary licenses or regulatory approvals. The inability of us or our clients to secure any necessary licenses or approvals could have an adverse effect on our business.

In addition to specific regulations, we are subject to all federal, state and local rules and regulations imposed upon businesses generally. The cost of compliance with regulations is an additional cost of doing business for us.

TECHNOLOGICAL DEVELOPMENTS AND RISKS OF TECHNOLOGICAL OBSOLESCENCE

Our services and products are subject to significant technological change and innovation. Technological developments are occurring rapidly in the communications and systems integration industries and, while the effects of such developments are uncertain, they may have an adverse effect on the demand for our services. For example, wireline systems used for transmission of video, voice and data face potential displacement by various technologies. Also, the demand for our services could be adversely affected if alternative technologies are developed and implemented that enable telecommunications providers or other organizations to provide enhanced telecommunications services without significantly upgrading their networks.

Our success will generally depend on our ability to penetrate and retain markets for our existing services and to retain our expertise in installing and repairing telecommunications, cable television and integrated systems on a cost-effective and timely basis. We cannot assure you that we will be able to remain competitive or that our products and services will not be subject to technological obsolescence.

COMPETITION

All segments of our business are highly competitive. We compete with national, regional and local companies. Many of our competitors or potential competitors are substantially larger and have greater resources than we do. In addition, because of the convergence of the cable television, telecommunications and computer industries and rapid technological development, new competitors may seek to enter the market.

DEPENDENCE UPON MAJOR CUSTOMERS AND LARGE CONTRACTS

Certain of our customers accounted for more than 5% of our revenues during the last year. Any decision by these major customers to cease or reduce their use of our services may have an adverse effect on our business. A number of our contracts are substantial in size. The failure to timely or adequately replace a large contract upon its completion, the termination of one or more new contracts or the loss of one or more significant customers may have an adverse affect our business and operations.

RISKS OF POSSIBLE COST ESCALATION UNDER FIXED PRICE CONTRACTS

On an historical basis a substantial portion of the revenues in our Infrastructure Development segment have been generated under firm fixed- price contracts. Fixed-price contracts carry certain inherent risks, including underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. We recognize revenues from our Infrastructure Development segment using the percentage-of-completion method. Under this method revenue is recognized based on actual costs incurred in relation to total estimated costs to complete the contract. This method may result in irregular and uneven quarterly results. Unforeseen events and circumstances can alter our estimate of the costs and potential profit associated with a particular contract. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

INSURANCE AND POTENTIAL EXCESS LIABILITY

We maintain liability insurance to protect against damages to persons or property that may result from our work. If we were to incur liability in excess of our policy coverage, our financial condition could be adversely affected.

DEPENDENCE UPON SUPPLIERS

We do not have written agreements with our suppliers. It is possible that we may encounter shortages in parts, components, or other elements vital to our operations in the future. If such shortages occur, we cannot guarantee that we would be able to locate other satisfactory suppliers, or even if other suppliers could be located, that we would be able to establish commercial relationships with them. If we are unable to establish commercial relationships with other suppliers, we may be required to suspend or curtail some of our services, which could have an adverse effect on us.

ARIZONA ANTI-TAKEOVER STATUTE

The Arizona Corporate Takeover Act ("Takeover Act") was adopted in 1987. The policy of the Takeover Act is to prevent unfriendly corporate takeover attempts by third parties. The Takeover Act prohibits certain types of transactions, including "green mail," limits voting rights of certain individuals acquiring shares in the market and regulates certain business combinations respecting corporate transactions proposed by insiders and as part of a takeover plan. We are subject to these provisions.

The Takeover Act enhances the possibility that a potential bidder for our control will be required to act through arm's-length negotiation with respect to a major transaction, such as a merger, consolidation or purchase of substantially all of our assets. The Takeover Act may also have the effect of discouraging tender offers or other stock acquisitions, giving our management power to reject certain transactions which might be desired by the owners of the majority of our voting securities. The Takeover Act could also be deemed to benefit incumbent management to the extent that the Act deters such offers by persons who would wish to make changes in management or exercise control over management.

Our Board of Directors does not presently know any third party that plans to make an offer to acquire us through a tender offer, merger or purchase of all or substantially all of our assets.

ECONOMIC AND GENERAL RISKS OF THE BUSINESS

Our success will depend upon factors that are beyond our control and that cannot clearly be predicted at this time. Such factors include general economic conditions, both nationally and internationally, changes in tax laws, fluctuating operating expenses, including energy costs, changes in governmental regulations, including regulations imposed under federal, state or local environmental laws, labor laws, and trade laws and other trade barriers.

RISKS RELATING TO OFFERING

POSSIBLE  DEPRESSIVE  EFFECT ON MARKET PRICE OF  SECURITIES  ELIGIBLE FOR FUTURE
SALE

Our officers and directors own an aggregate of 3,867,012 shares of common stock, including exercisable stock options. Sales of substantial amounts of our common stock by our other shareholders or even the potential for such sales, could have a depressive effect on the market price of shares of our common stock and could impair our ability to raise capital through the sale of our equity securities.

POSSIBLE VOLATILITY OF STOCK PRICE

The market price of our common stock increased significantly during 1997 and 1998. The period was marked by generally favorable industry conditions, acquisitions of new businesses and substantially improving operating results, including revenue and net income from recently acquired businesses.

The trading price of our common stock in the future could be subject to wide fluctuations in response to many factors including:

*    quarterly variations in our operating results or those of our competitors;

* actual or anticipated announcements of new acquisitions by us or our competitors;

* actual or anticipated announcements of new contracts by us or our competitors;

*    technical innovations or new products by our competitors;

*    changes in analysts' estimates of our financial performance;

*    changes in capital plans of our cable and other customers; and

*    general industry, economic and financial conditions in the United States.

In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices for many technology and telecommunications companies and which have been, in some cases, unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

POSSIBLE ISSUANCE OF OPTIONS MAY DILUTE INTEREST OF STOCKHOLDERS

We reserved 441,707 shares of common stock for issuance under our 1994 Incentive Stock Option and Restricted Stock Purchase Plans, 3,200,000 shares of common stock for issuance under our 1997 Incentive Stock Option and Restricted Stock Plans and 2,000,000 shares for issuance under our Employee Stock Purchase Plan.

Incentive stock options under our Plans are granted at the market price on the date of grant or, in the case of certain holders, 110% of the market price on the date of grant. Non statutory options are also granted from time to time outside our stock option plans. Non statutory stock options are granted at the market price on the date of grant. If stock options with an exercise price lower than the current market price are exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain such needed capital on terms more favorable to us than those provided in outstanding options.

ISSUANCE OF SENIOR SECURITIES

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. As of June 7, 1999, our Board of Directors had designated 4,400 shares as Series A Preferred, 4,400 shares as Series B Preferred and 1,000 shares as Series C Preferred. All of these shares have been converted and canceled.

Additional shares of preferred stock may be issued by our Board of Directors from time to time in one or more series for such consideration and with such relative rights and preferences as our Board of Directors may determine. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of common stock, and have preferences over shares of common stock with respect to dividends and in liquidation.

LACK OF DIVIDENDS

Holders of preferred stock and common stock are entitled to receive any dividends that may be declared by our Board of Directors. To date, we have not paid any cash dividends on our common stock and do not expect to pay cash dividends on either our preferred stock or common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of the business. Investors who anticipate the need for dividends from investments should refrain from purchasing our common stock.

FUNDS LEGALLY AVAILABLE FOR PAYMENT OF DIVIDENDS ON PREFERRED STOCK

We may not pay distributions or dividends if we are insolvent or would be rendered insolvent by such a dividend or distribution. Under the General Corporation Law of the State of Arizona, "insolvency" means the inability of a corporation to pay its debts as they become due in the ordinary course of its business. There can be no assurance that we will generate any or sufficient earning to pay dividends on the preferred stock.

YEAR 2000 DISCLOSURE

We have reviewed our computer systems to identify those areas that could be adversely affected by Y2K software failures. Approximately 80% of our information systems are Y2K compliant. The compliance effort to date has cost us approximately $140,000 and approximately $140,000 is budgeted to complete the remaining required systems' compliance efforts by June 30, 1999. Although we expect that any future expenditures made in connection with Y2K conversions will not be material, there can be no assurance in this regard. We believe that some of our customers, particularly local exchange and long distance carriers and cable system operators, may be impacted by the Y2K problem, which then may affect us. Currently, we cannot predict the effect that Y2K problems may have on our customers and vendors and there cannot be any assurance that these problems will not materially and adversely affect our financial condition, cash flow or results of operations. As a result of this uncertainty, we are formulating a contingency plan to address the possible effects of problems encountered as a result of Y2K issues.

FORWARD-LOOKING INFORMATION

This prospectus contains certain forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The cautionary statements made in this paragraph and elsewhere in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, our actual results could differ materially from those discussed herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. Such factors, many of which are beyond our control, include the following: our success in obtaining new contracts; the volume and type of work orders that are received under such contracts; the accuracy of the cost estimates for the projects; our ability to complete our projects on time and within budget; levels of, and ability to, collect accounts receivable; availability of trained personnel and utilization of our capacity to complete work; competition and competitive pressures on pricing; and economic conditions in the United States and in the region we serve.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table provides certain information with respect to the common stock beneficially owned by the selling shareholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. No selling shareholder has had a material relationship with IFC within the past three years other than as a result of the ownership of common stock. The common stock listed below may be offered from time to time by the selling shareholders named below or their nominees:

                                            SHARES AVAILABLE    PERCENT OWNED
NAME AND ADDRESS OF SELLING       SHARES     FOR SALE UNDER    AFTER COMPLETION
       SHAREHOLDER                OWNED(1)   THIS PROSPECTUS  OF THE OFFERING(1)
---------------------------       --------   ---------------  ------------------
Randy C. Jensen                   635,980        635,980
2078 High Vista Dr.
Lakeland, FL 33813

Terry D. Lipham                   660,020        666,020
9940 Golf Boulevard
Treasure Island, FL 33706

William and Carolyn Delgado(2)    229,456        229,456
5945 Palm Drive
Carmichael, CA 95608

Clyde Berg                         87,386         87,386
10050 Bandley
Cupertino, CA 95014

Former shareholders of            276,016        276,016
All Star Telecom, Inc.(2)

BlueRidge Solutions, L.C.          51,632         51,632
1990 W. Camelback
Phoenix, AZ 85015

Former shareholders of            152,454        152,454
AeroComm, Inc.(3)

(1) Because (i) a selling shareholder may offer all or some of the shares of common stock which he holds pursuant to the offerings contemplated by this prospectus, (ii) the offerings of shares of common stock are not necessarily being underwritten on a firm commitment basis, and (iii) a selling shareholder could purchase additional shares of common stock from time to time, no estimate can be given as to the amount of shares of common stock that will be held by any selling shareholder upon termination of such offerings. See "PLAN OF DISTRIBUTION."

(2) All of the shares owned by the former shareholders of All Star were acquired in connection with our purchase of all or substantially all of the assets of All Star. Under the terms of the purchase we agreed to register the shares received in this purchase. The shares held by these shareholders, excluding William and Carolyn Delgado and Clyde Berg, do not exceed one percent (1%) of our capitalization. In the past three years, none of these holders has had a material relationship with us, except that certain of the individuals included in this group have become our employees after the purchase.

(3) All of the shares owned by the former shareholders of AeroComm were acquired in connection with our purchase of all or substantially all of the assets of AeroComm. Under the terms of the purchase we agreed to register the shares received in this purchase. The shares held by these shareholders do not exceed one percent (1%) of our capitalization. In the past three years, none of these holders has had a material relationship with us, except that certain of the individuals included in this group have become our employees after the purchase.

                              PLAN OF DISTRIBUTION

     We are registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

     The selling shareholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common shares through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     - enter into transactions involving short sales of the common shares by broker-dealers;

     - sell common shares short themselves and redeliver such shares to close out their short positions;

     - enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

     - loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     In addition to selling their common shares under this prospectus, the selling shareholders may:

     -    agree  to  indemnify  any   broker-dealer  or  agent  against  certain
          liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

     -    transfer their common shares in other ways not involving market makers
          or  established   trading   markets,   including   directly  by  gift,
          distribution, or other transfer; or

     - sell their common shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for us by Streich Lang, P.A., Phoenix, Arizona. One or more members of such law firm who have worked on substantive matters for us own shares of our common stock constituting less than 1% of our total outstanding common stock.

                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP and by Semple & Cooper, LLP, independent certified public accountants, to the extent and for the period set forth in the respective reports of such firms incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.


Securities and Exchange Commission Registration Fee                      $ 4,691
Legal Fees and Expenses                                                   20,000
Accounting Fees and Expenses                                               5,000
Other Expenses                                                             1,000
                                                                         -------
          Total Expenses                                                 $30,691

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ARTICLE XII of the Articles of Incorporation of the Registrant provides as follows:

     The Corporation shall indemnify any person against expenses, including without limitation, attorney's fees, judgements, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, to the extent that, such indemnification is specifically permitted and provided for by the laws of the State of Arizona as then in effect.

ARTICLE XII of the Bylaws of the registrant provide as follows:

     12.01 Indemnification. To the full extent permitted by Arizona law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another corporation, trust or enterprise, against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

Section 10-202(B)(1) and Chapter 8, Article 5 (Section 10-850 et seq.) of the General Corporation Law of Arizona, as amended, apply to registrant and provide as follows:

Section 10-202(B). The articles of incorporation shall set forth:

     1. If elected by the incorporators, a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for any of the following:

          (a) The amount of any financial benefit received by a director to which the director is not entitled.

          (b) An intentional infliction of harm on the corporation or the shareholders.

          (c)  A violation of Section 10-833.

          (d)  An intentional violation of criminal law.

     As indicated above, the Registrant has included in its Articles of Incorporation a provision limiting director liability in accordance with the statute.

Chapter 8 -- Directors and Officers, Article 5 -- Indemnification.

Section 10-850. Definitions

1. "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased on consummation of the transaction.

2. "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. Director includes the estate or personal representative of a director.

3. "Expenses" includes attorney fees and all other costs and expenses reasonably related to a proceeding.

4. "Liability" means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses than have not yet been paid by the indemnified person but that have been or may be incurred.

5. "Official capacity" means, if used with respect to a director, the office of director in a corporation and, if used with respect to an individual other than a director, as contemplated in Section 10-856, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise.

6. "Outside director" means a director who, when serving as a director, was not an officer, employee or holder of more than five per cent of the outstanding shares of any class of stock of the corporation.

7. "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

8. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851. Authority to indemnify

A. Except as provided in subsection D of this section and in Section 10-854, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:

     1.   The individual's conduct was in good faith

     2.   The individual reasonably believed:

          (a) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.

          (b) In all other cases, that the conduct was at least not opposed to its best interests.

     3. In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful

B. A director's conduct with respect to an employee benefit plan for a purpose reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of subsection A, paragraph 2, subdivision (a) of this section.

C. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section.

D. A corporation may not indemnify a director under this section either:

     1. In connection with a proceeding by or in the right of corporation in which the director was adjudged liable to the corporation.

     2. In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

E. Indemnification permitted under this section in connection with a proceeding by or in right of the corporation is limited to reasonable expenses incurred during the proceeding.

Section 10-852. Mandatory indemnification

A. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

B. Unless limited by its articles of incorporation, Section 10-851, subsection D or subsection C of this section, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or subsection C of this section, a corporation shall pay an outside director's expenses in advance of a final disposition of the proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in Section 10-851, subsection A and the director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The undertaking required by this subsection is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

C. A corporation shall not provide the indemnification or advance payment of expenses described in subsection B if this section if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in Section 10-851, subsection A, and a court of competent jurisdiction does not otherwise authorize payment of indemnification or expenses under subsection B of this section for more than sixty days after a request is made unless ordered to do so by a court of competent jurisdiction.

Section 10-853. Advance for expenses

A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the following conditions exist:

     1. The director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in Section 10-851.

     2. The director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

     3. A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

B. The undertaking required by subsection A, paragraph 2 of this section is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

C. Determinations and authorizations of payments under this section shall be made in the manner specified in Section 10-855.

D. This section does not apply to the advancement of expenses to or for the benefit of an outside director. Advances to outside directors shall be made pursuant to Section 10-852.

Section 10-854. Court ordered indemnification

Unless the corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving notice the court considers necessary may order indemnification if it determines either:

     1. The director is entitled to mandatory indemnification under Section 10-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification.

     2. The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 10-851 or was adjudged liable as described in Section 10-851, subsection D, but if the director was adjudged liable under Section 10-851, subsection D, indemnification is limited to reasonable expenses incurred.

Section 10-855. Determination and authorization of indemnification

A. A corporation may not indemnify a director under Section 10-851 unless authorized in the specific case after determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-851.

B. The determination shall be made either:

     1. By the board of directors by a majority vote of the directors not at the time parties to the proceeding.

     2. By special legal counsel:

          (a)  Selected by majority vote of the disinterested directors.

          (b) If there are no disinterested directors, selected by majority vote of the board.

     3. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

C. Neither special legal counsel nor any shareholder has any liability whatsoever for the determination made pursuant to this section. In voting pursuant to subsection B of this section, directors shall discharge their duty in accordance with Section 10-830.

D. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B, paragraph 2 of this section to select counsel.

Section 10-856. Indemnification of officers, employees and agents

Unless a corporation's articles of incorporation provide otherwise:

     1. An officer of the corporation who is not a director is entitled to mandatory indemnification against liability under Section 10-852 and is entitled to apply for court ordered indemnification against liability under
     Section 10-854, in each case to the same extent as a director.

     2. The corporation may indemnify against liability and advance expenses under this article to an officer, employee or agent of the corporation who is not a director to the same extent as to a director.

     3. A corporation may also indemnify against liability and advance expenses to an officer, employee or agent to the extent, consistent with public policy, that indemnification may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract, provided that if the officer, employee or agent is also a director, indemnification against liability arising from serving as a director is limited to the other provisions of chapters 1 through 17 of this title.

Section 10-857. Insurance

A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under Section 10-851 or Section 10-852.

Section 10-858. Application of article

A. A provision that treats a corporation's indemnification of or advance for expenses to directors and that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors or a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If the articles of incorporation limit indemnification or advances for expenses, indemnification and advances for expenses are valid only to the extent consistent with the articles.

B. This article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

     The above discussion is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION                         REFERENCE
-------      ----------------------------------------------------      ---------
  3.1        Restated Articles of Incorporation of Registrant             (1)
             dated October 21, 1981

  3.2        Amendment to Articles of Incorporation of Registrant         (1)
             dated April 18, 1986

  3.3        Amendment to Articles of Incorporation of Registrant         (1)
             dated May 20, 1987

  3.4        Amendment to Articles of Incorporation of Registrant         (1)
             dated February 4, 1988

  3.5        Amendment to Articles of Incorporation of Registrant         (1)
             dated August 15, 1991

  3.6        Amendment to Articles of Incorporation of Registrant         (1)
             dated June 3, 1994

  3.7        Amended, Revised, and Restated Bylaws of Registrant          (1)

  4.1        Form of Common Stock Certificate                             (1)

  5.1        Opinion of Streich Lang, P.A. as to the legality of           *
             securities being registered

 23.1        Consent of BDO Seidman, LLP as Independent Auditors,          *
             for the year ended
             12/31/98

 23.2        Consent of Semple & Cooper, LLP as Independent                *
             Auditors for the year
             ended 12/31/97

 23.3        Consent of Streich Lang, P.A.                                (2)

 24.         Power of Attorney                                             *

 27.1        Financial Data Schedule                                      (3)

----------
* Filed herewith

(1) Filed with Registration Statement on Form SB-2, No. 33-79730, dated August 10, 1994
(2)  Included in Exhibit 5.1
(3)  Previously filed on Form 10-QSB for the quarter ended June 30, 1999.

ITEM 17.  UNDERTAKINGS

A.   The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.   Request for acceleration of effective date:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, International FiberCom, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on August 27, 1999.

                                        INTERNATIONAL FIBERCOM, INC., an
                                        Arizona corporation


                                        /s/ Joseph P. Kealy
                                        ----------------------------------------
                                        Joseph P. Kealy, Chairman of the Board
                                        and President (Chief Executive Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph P. Kealy, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature and Title                                         Date
          -------------------                                         ----

/s/ Joseph P. Kealy                                              August 27, 1999
------------------------------------------
Joseph P. Kealy, Chairman of the Board,
President, Principal Executive Officer and
Director


/s/ V. Thompson Brown, Jr.                                       August 27, 1999
------------------------------------------
V. Thompson Brown, Jr., Director


/s/ John F. Kealy                                                August 27, 1999
------------------------------------------
John F. Kealy, Director


/s/ Richard J. Seminoff                                          August 27, 1999
------------------------------------------
Richard J. Seminoff, Director


/s/ Jerry A. Kleven                                              August 27, 1999
------------------------------------------
Jerry A. Kleven, Director

/s/ John P. Stephens                                             August 26, 1999
------------------------------------------
John P. Stephens, Director


/s/ C. James Jensen                                              August 26, 1999
------------------------------------------
C. James Jensen, Director


/s/ Terry W. Beiriger                                            August 27, 1999
------------------------------------------
Terry W. Beiriger, Secretary and Treasurer
(Principal Accounting Officer)

                                       S-2